UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: August 29, 2007
(Date of earliest event reported)

CAVALIER HOMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9792 (Commission File Number)	63-0949734 (IRS Employer Identification No.)

32 Wilson Boulevard 100 Addison, Alabama (Address of Principal Executive Offices)	35540 (Zip Code)

(256) 747-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On September 5, 2007, Cavalier Homes, Inc. announced it will close one of two home manufacturing lines it operates in Millen, Georgia following a review completed by the Company of its present capacity. This action reflects continuing market challenges that have resulted in lower-than-expected volume in the Company's core HUD-code home manufacturing business. Cavalier will reorganize the two manufacturing lines such that part of one line will extend workstations to help make the other manufacturing line more efficient and provide better workflow. Accordingly, the Company will complete the production of all units in process at the line to be closed and restage these workstations to utilize the floor space differently and in conjunction with the stations in the other manufacturing line. After completion of this restructuring, both lines will be operated as one single manufacturing line.

The two Millen manufacturing lines previously employed a workforce of approximately 390 employees. Cavalier eliminated temporary and probationary employees as of August 29, 2007 and plans to further reduce its workforce. In connection with this action, Cavalier expects to record one-time termination benefits in the third quarter of 2007 in a range from $200,000 to $275,000, which will be paid in cash in the third and fourth quarters of 2007.

Item 7.01 Regulation FD Disclosure.

On September 5, 2007, the Company provided updated guidance for the third quarter ending September 29, 2007, which indicated that the Company does not expect to be profitable for the quarter as previously reported. The full text of the press release is set forth in Exhibit 99.1 hereto. The information in this Item 7.01, including Exhibit 99.1, is deemed “furnished” not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Text of Press Release dated September 5, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVALIER HOMES, INC. (Registrant)
Date: September 5, 2007	By:	/s/ Michael R. Murphy
Michael R. Murphy Chief Financial Officer